EXHIBIT 5

[Powell, Goldstein, Frazer & Murphy LLP Letterhead]

August 11, 2004

Verilink Corporation
127 Jetplex Circle
Madison, Alabama 35758

Re:	Registration Statement on Form S-8 of Verilink Corporation
   Verilink Corporation 2004 Stock Incentive Plan
   Larscom Incorporated Stock Incentive Plan
   Larscom Incorporated Stock Option Plan For Non-Employee Directors
   VINA Technologies, Inc. 2000 Stock Incentive Plan
   VINA Technologies, Inc. 1998 Stock Option Plan
VINA Technologies, Inc. 1996 Stock Option/Stock Issuance Plan

Ladies and Gentlemen:

     We have served as counsel for Verilink Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (“Securities Act”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), of (i) up to 10,300,000 shares of the Company’s common stock, $.01 par value per share (“Common Stock”), to be issued by the Company pursuant to the Verilink Corporation 2004 Stock Incentive Plan (the “2004 Plan”); and (ii) 669,288 shares of Common Stock to be issued by the Company pursuant to the Larscom Incorporated Stock Incentive Plan, Larscom Incorporated Stock Option Plan For Non-Employee Directors, VINA Technologies, Inc. 2000 Stock Incentive Plan, VINA Technologies, Inc. 1998 Stock Option Plan and VINA Technologies, Inc. 1996 Stock Option/Stock Issuance Plan (collectively, the “Assumed Plans” and, together with the 2004 Plan, the “Plans”).

     We have examined and are familiar with originals or copies (certified, photostatic or otherwise identified to our satisfaction) of such documents, corporate records and other instruments relating to the incorporation of the Company and the authorization of the grants of securities pursuant to the Plans as we have deemed necessary and advisable. In such examinations, we have assumed the genuineness of all signatures on all originals and copies of documents we have examined, the authenticity of all documents submitted to us as originals and the conformity to original documents of all certified, conformed or photostatic copies. As to questions of fact material and relevant to our opinion, we have relied upon certificates or representations of Company officials and of appropriate governmental officials.

     We express no opinion as to matters under or involving the laws of any jurisdiction other than the corporate law of the State of Delaware.

     Based upon and subject to the foregoing and having regard for such legal considerations as we have deemed relevant, it is our opinion that if, as and when the shares of Common Stock are issued and sold (and the consideration therefor received) pursuant to the provisions of (a) duly authorized stock incentives under the 2004 Plan and in accordance with the Registration Statement or (b) duly authorized stock options assumed by the Company under the Assumed Plans and in accordance with the Registration Statement, such shares will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Powell, Goldstein, Frazer & Murphy LLP
POWELL, GOLDSTEIN, FRAZER & MURPHY LLP